EXHIBIT 99.1
                                                                    ------------

                                                                            NEWS
FINANCIAL
RELATIONS BOARD
                                                         RE:  NN, Inc.
                                                         2000 Waters Edge Drive
                                                         Johnson City, TN  37604


FOR FURTHER INFORMATION:

AT THE COMPANY                                 AT FINANCIAL RELATIONS BOARD
--------------                                 ----------------------------
Will Kelly                                   Alison Ziegler        Susan Garland
Treasurer & Manager of Investor Relations    (General info)       (Analyst info)
(423) 743-9151                                212-445-8432      212-445-8458

FOR IMMEDIATE RELEASE
July 9, 2004

             NN, INC. TO REPORT SECOND QUARTER 2004 RESULTS AND HOLD
                        CONFERENCE CALL ON JULY 29, 2004

                  INCREASED SARBANES-OXLEY COMPLIANCE COSTS AND
                    ADDITIONAL INVENTORY REDUCTIONS TO IMPACT
                          SECOND QUARTER AND FULL YEAR

Johnson City, Tenn., July 9, 2004 - NN, Inc. (Nasdaq: NNBR) today announced that it will release second quarter 2004 financial results for the period ended June 30, 2004 before the opening of the market on Thursday, July 29, 2004.

Management will hold a conference call at 11 a.m. ET that day to review the company's results. The call can be accessed via the Internet live or as a replay at www.fulldisclosure.com. For those who are unavailable to listen to the live broadcast, a replay will be available shortly after the call for 90 days.

The Company also announced that certain expenses would rise more than expected in the second quarter due to continued reductions in inventory which will negatively impact margins in the second quarter ($0.03 per diluted share) as well as increases in compliance costs related to Section 404 of the 2002 Sarbanes-Oxley Act ("SOX 404") ($0.02 per diluted share) and higher start-up costs associated with its new Slovakian operation ($0.02 per diluted share). Accordingly, the Company now expects to report earnings of $0.11 to $0.12 per diluted share for the second quarter of 2004.

During the quarter, the company reduced inventory at a faster pace than originally planned, principally due to the Level 3 program. Although this is a positive development from a cash flow perspective and is fundamental to streamlining operations, it is anticipated to negatively impact second quarter and full year margins. Currently, the full year impact on diluted earnings per share associated with inventory reductions is estimated to be approximately $0.10 per diluted share. In light of the expected benefit of increased cash flow, it is now expected that the Company will reduce debt by approximately $12 million to $14 million for the year.

Additionally, the Company continues to be positioned to comply with the internal control regulations of SOX 404. However, interpretations of these regulations have and continue to develop. The Company therefore has increased its cost estimates of compliance to be approximately $2 million ($1.3 million after-tax) or $0.07 per diluted share.

Roderick R. Baty, Chairman and Chief Executive Officer, stated, "Although for the year we anticipate operations in total to perform as expected, we are reducing our previously stated guidance of $0.76 to $0.78 per diluted share for the full year. For 2004, we now anticipate earnings of approximately $0.60 to $0.63 per diluted share. As we have mentioned previously, increased costs in 2004 resulting from dramatic price increases of steel, the negative impact on margins associated with inventory reductions, costs associated with SOX 404 compliance, start up costs in Slovakia and China, as well as costs in connection with the Company's financing needs are now estimated to result in added expenses of approximately $0.38 per diluted share for the year, up from our prior estimate of $0.22 per diluted share. These costs will offset the benefit of our planned cost reductions, volume increases, the expected accretion from the full year ownership of Veenendaal and the buyout of the remaining interest of Euroball. Looking ahead, assuming no additional material price inflation, we believe approximately 80% of these costs will not reoccur in 2005. A notable exception is SOX 404 compliance. We believe the compliance costs associated with SOX 404, while lower than 2004, will continue to be a major cost factor in the upcoming year. With respect to our Level 3 program, we expect that profit improvement initiatives will fully offset the negative earnings impact associated with further inventory reductions in 2005 and beyond."

NN, Inc. manufactures and supplies high precision bearing components consisting of balls, rollers, seals, and retainers for leading bearing manufacturers on a global basis. In addition, the company manufactures a variety of other plastic components. NN, Inc. had sales of US $253 million in 2003.

The comments by Mr. Baty regarding forecasted costs and earnings are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to be materially different from such forward-looking statements. Such factors include, among others, general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs, start-up cost for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company's dependence on certain major customers, and other risk factors and cautionary statements listed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on 10-K for the fiscal year ended December 31, 2003.

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